EXECUTION VERSION

COPY

SPECTRUM ACQUISITION AGREEMENT

between

NEXTWAVE BROADBAND INC., a Delaware corporation

and

BAL-RIVGAM, LLC, a Delaware limited liability company

Dated as of October 13, 2005

TABLE OF CONTENTS

EXHIBITS

SCHEDULES

SPECTRUM ACQUISITION AGREEMENT

This Spectrum Acquisition Agreement ("Agreement") is dated as of this 13th day of October, 2005, by and between Bal-Rivgam, LLC, a Delaware limited liability company ("Seller") and NextWave Broadband Inc., a Delaware corporation ("Buyer"). Each of Buyer and Seller is referred to herein as a "Party," and collectively as the "Parties."

WITNESSETH

A. WHEREAS, Seller holds authorizations granted by the Federal Communications Commission (the "FCC") for Wireless Communications Service ("WCS") frequencies in Boston, MA (KNLB200), Milwaukee, WI (KNLB217), Minneapolis-St. Paul, MN (KNLB218), Phoenix, AZ (KNLB219) and Los Angeles – San Diego, CA (KNLB220) (each a "License" and collectively, the "Licenses"). The Licenses and associated spectrum are described on Exhibit A, which is attached hereto and incorporated herein by reference. Copies of the Licenses are also attached to Exhibit A;

B. WHEREAS, Seller has entered into that certain Spectrum Lease Agreement as lessor with Troy City Internet Exchange, Inc., d/b/a/ MegaBroadband ("MegaBroadband") as lessee, dated as of December 4, 2004 pertaining to a portion of the License for KNLB200 as defined therein, a copy of which is attached hereto as Exhibit B (the "Lease"); and

C. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's right, title to and interest in and to the Licenses and the Lease in the manner and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (with other terms having the meanings set forth elsewhere herein):

Affiliate means any entity that, with respect to another entity, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such other entity, where "control" means to own or control over fifty percent (50%) of the voting power of the applicable entity or otherwise have the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise, but any such entity shall be deemed to be an Affiliate only so long as such control exists.

Antitrust Authorities means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction.

Assignment Application(s) means the application(s) submitted to the FCC requesting the FCC Consent.

Claim means any claim, demand, action, suit, order, statutory or regulatory compliance requirement, or proceeding asserted by any Person or by or before any Governmental Entity.

Close or Closing means the consummation of the assignment of the Licenses and the Lease in accordance herewith.

Closing Date means the date on which the Closing occurs.

Communications Act means the Communications Act of 1934, as amended.

Confidential Information of a Party means any and all information regarding the business, finances, operations, products, services and customers of such Party and its Affiliates, in written or oral form or in any other medium.

Consent means any consent or approval of a Governmental Entity or other third party necessary to consummate the Transaction.

Damages means any and all losses, damages, costs, fees, liabilities, obligations expenses, assessments, judgments, recoveries and deficiencies, including any of the foregoing arising from statutory or regulatory noncompliance or compliance requirements, contingent or otherwise, including interest, penalties, reasonable litigation expenses and costs, and reasonable attorneys' fees.

FCC Consent means the consent of the FCC to the assignment of the Licenses from Seller to Buyer.

FCC Rules means Title 47 of the Code of Federal Regulations and the written decisions, policies, reports, and orders of the FCC issued pursuant to such regulations.

Final Order means any Government Order as to which the time for filing for administrative or judicial review, or reconsideration, or for the Governmental Entity to set aside such grant on its own motion, has expired without any such filing having been made or action taken, or, in the event of such filing or action, the order or decision has been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto has expired without any such request for such further review having been filed.

Governmental Entity means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign), including the FCC or any Antitrust Authority.

Government Order means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

knowledge of Seller or Seller's knowledge means the actual current knowledge of the following Persons, without any obligation of investigation or inquiry: James Balitsos and Malcolm Walsh.

Law or Laws means common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority including, but not limited to, FCC Rules.

Lien means any mortgage, pledge, lien, lease, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind that is imposed against or attached to the Licenses (other than any conditions or restrictions imposed by the FCC or otherwise under FCC Rules).

Material Adverse Effect means any event, change or effect that is materially adverse to: (1) the condition (financial or otherwise), functionality, assignability, value, ability to use or viability of any License or Lease or (2) the ability of a Party to consummate the sale and purchase of the Licenses and the Lease as contemplated hereby. A Material Adverse Effect shall not include an effect resulting from a change (a) in Laws or any interpretation thereof, except as provided for in Article VII, (b) in interest rates or in economic, business or financial market conditions generally, (c) generally affecting any of the industries in which the Licenses may be used or in which a Party's business operates, (d) resulting from the announcement or performance of this Agreement, or (e) resulting from any act of terrorism or war.

Non-Disclosure Agreement means the agreement titled Nondisclosure / Confidentiality Agreement by and between Buyer and Seller dated July 5, 2005.

Person means an individual, limited liability company, corporation, partnership, association, joint venture, trust, Governmental Entity, cooperative, association, or other entity, including the Parties hereto, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

Survival Period means a period that extends for two years from the end of the Closing Date.

Taylor Litigation means that certain litigation described in Schedule 4.1(f).

Transaction means the purchase and sale of the Licenses and the Lease as contemplated in and pursuant to the terms of this Agreement.

Unimpaired means that, except as set forth in Schedule 4.2(a), Seller has been at all times, and is, in material compliance with all Laws and FCC Rules relating to any of the

Licenses, Seller has not leased or hypothecated in any way any interest or future interest of any kind in any License to any third party (other than the Lease), Seller has not (and to Seller's knowledge MegaBroadband has not) granted any interference consents or entered into any interference agreements with respect to any of the Licenses, or allowed any such interference, Seller has not (and to Seller's knowledge MegaBroadband has not) partitioned or disaggregated any part of the service area or frequencies associated with any of the Licenses, Seller and/or the Licenses are not subject to any pending claims or litigation in any forum except as disclosed on Schedule 4.1(f), and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, Seller has all state, local and federal permits, licenses, franchises, variances, exemptions, orders, operating rights and other state, local and federal governmental authorizations, consents and approvals, if any, necessary to hold the Licenses and sell them to Buyer as contemplated herein.

Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Agreement	Preamble
Breaching Party	7.1
Buyer Indemnified Claims	7.4
Buyer Indemnified Parties	7.3
Buyer	Preamble
Cash Consideration	2.4(a)
Cash Deposit	2.5(a)
Deposit Escrow Agreement	2.5(a)
Effective Date	2.1
Escrowed Deposit	2.5(a)
FCC	Recitals
Indemnification Escrow Agreement	2.4(b)
Indemnification Escrow Principal	2.4(b)
Indemnified Claims	7.4
Indemnified Parties	7.4
Indemnity Deadline	7.6
Lease	Recitals
Licenses	Recitals
MegaBroadband	Recitals
Party or Parties	Preamble
Purchase Price	2.4
Seller Indemnified Claims	7.3
Seller Indemnified Parties	7.4
Seller	Preamble
Terminating Party	7.1(a)
Threshold Amount	7.6
WCS	Recitals

ARTICLE II.
EFFECTIVE DATE; CONSIDERATION; DUE DILIGENCE

2.1 Effective Date. The effective date of this Agreement shall be the date set forth in the preamble to this Agreement (the "Effective Date").

2.2 Assignment and Assumption of the Licenses and the Lease. Upon the terms and subject to the conditions hereof, including Section 2.3, and in reliance upon the representations, warranties, covenants and agreements herein contained, at the Closing, Seller shall sell, assign, grant, transfer, and/or deliver (or cause to be sold, assigned, granted, transferred and/or delivered) to Buyer, free and clear of all Liens and Unimpaired, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller's obligations, rights, titles and interest in, to and under the Licenses and the Lease from the Closing Date forward.

2.3 No Assumption of Liabilities. Notwithstanding any representations, warranties, covenants or disclosures contained herein, Buyer shall not assume or be bound by or be responsible for any Damages, obligations, or liabilities of Seller, its predecessors or its shareholders of any kind or nature, known or unknown, whether arising before or after the Closing, contingent or otherwise, to the extent stemming from or related to the Taylor Litigation, or any Claims, investigations, or inquiries involving the same disputed matters or claims as the Taylor Litigation brought before any Governmental Entity, including the FCC. All of the foregoing liabilities shall remain the liabilities of Seller both before and after the Closing.

2.4 Consideration. The purchase price for the sale, assignment, grant, transfer and delivery of the Licenses and the Lease shall be the sum of Fifty Six Million Nine Hundred Thousand Dollars ($56,900,000.00) (the "Purchase Price") which shall be paid as follows:

(a) At the Closing, Buyer shall pay Seller the sum of Thirty Five Million Dollars ($35,000,000.00) less the Cash Deposit and the Escrowed Deposit (the "Cash Consideration") by wire transfer of immediately available funds to an account designated in writing by Seller; and

(b) Also at the Closing, Buyer shall deliver the amount of Twenty One Million Nine Hundred Thousand Dollars ($21,900,000.00) (the "Indemnification Escrow Principal") into an escrow account consistent with, and governed by, a Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit G (the "Indemnification Escrow Agreement"). All interest accruing on the Indemnification Escrow Principal shall be released to Buyer or Seller in accordance with the Indemnification Escrow Agreement.

2.5 Earnest Money.

(a) On the date that the Assignment Applications are filed with the FCC, Buyer shall: (i) pay Seller One Million Dollars ($1,000,000.00) by wire transfer of immediately available funds to an account designated in writing by Seller as a cash deposit (the "Cash Deposit"), and (ii) deposit Four Million Dollars ($4,000,000.00) (the "Escrowed Deposit") into an escrow account consistent with, and governed by, a Deposit Escrow Agreement substantially in the form attached hereto as Exhibit H (the "Deposit Escrow Agreement"), which shall be executed and delivered by the parties and the escrow agent thereunder as soon as reasonably

practical after the date hereof, but in all events prior to the date that the Assignment Applications are filed with the FCC. All interest accruing on the Escrowed Deposit shall be released in accordance with the Deposit Escrow Agreement.

(b) The Cash Deposit shall,

(i) in the event that the Closing occurs, be applied in Buyer's favor as a credit toward the Purchase Price at the Closing;

(ii) in the event that this Agreement is terminated for any reason other than by Buyer pursuant to Section 7.1(b)(iii), be retained by the Seller; or

(iii) in the event that this Agreement is terminated by Buyer pursuant to Section 7.1(b)(iii), be returned to the Buyer within ten (10) business days of such termination.

(c) The Escrowed Deposit, plus any interest earned thereon, shall,

(i) in the event that the Closing occurs, be released from escrow and delivered to the Seller and applied in Buyer's favor as a credit toward the Purchase Price at the Closing;

(ii) in the event that this Agreement is terminated for any reason other than by Buyer pursuant to Sections 7.1(a)(iv), 7.1(b)(i) or 7.1(b)(iii), be released from escrow and delivered to the Seller; or

(iii) in the event that this Agreement is terminated by Buyer pursuant to Sections 7.1(a)(iv), 7.1(b)(i) or 7.1(b)(iii), be released from escrow and delivered to the Buyer.

(d) Each party shall take all steps necessary to effectuate any release of the Escrowed Deposit as contemplated herein and in the Deposit Escrow Agreement, including the execution of joint written instructions to the escrow agent causing such release.

ARTICLE III.
CLOSING

3.1 Time and Place of the Closing. Upon the terms and subject to the conditions hereof, the Closing shall take place at the offices of Latham & Watkins LLP, Suite 1000, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 am local time on the date that is five business days following the date that the last applicable condition set forth in Article VI has been satisfied or waived, or at such other place and/or time and/or date as the Parties may agree.

3.2 Actions at the Closing. At the Closing, Seller shall sell, assign, grant, transfer and/or deliver the Licenses and the Lease to Buyer, and Buyer shall deliver the Cash Consideration to Seller. In addition, the Parties shall deliver the following at the Closing:

(a) Seller's Deliveries. Seller shall make the following deliveries to Buyer at the Closing, all in form and substance reasonably satisfactory to Buyer:

(i) One or more executed instruments of assignment and assumption substantially in the form of Exhibit C, sufficient to assign to Buyer the Licenses and the Lease at the Closing.

(ii) An FCC opinion substantially in the form of Exhibit D hereto.

(iii) An executed certificate substantially in the form of Exhibit E.

(iv) An executed Indemnification Escrow Agreement substantially in the form of Exhibit G.

(b) Buyer's Deliveries. At the Closing, Buyer shall deposit the Indemnification Escrow Principal in accordance with the Indemnification Escrow Agreement, and make the following deliveries to Seller, all in form and substance reasonably satisfactory to Seller:

(i) The Cash Consideration.

(ii) An executed certificate substantially in the form of Exhibit F.

(iii) One or more executed instruments of assignment and assumption substantially in the form of Exhibit C, sufficient for Buyer to assume from Seller the Licenses and the Lease at the Closing.

(iv) An executed Indemnification Escrow Agreement substantially in the form of Exhibit G.

(c) Additional Deliveries. The Parties shall execute and deliver or cause to be executed and delivered all other documents, instruments, and certificates reasonably necessary and appropriate in order to consummate the Transaction.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representation and Warranties. Each Party represents and warrants to the other as follows, as of the date hereof and as of the Closing:

(a) Existence. It is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party.

(b) Due Authorization. The execution and delivery of this Agreement by it, the performance of its obligations hereunder, and its consummation of the Transaction have been duly and validly authorized by all necessary action by its shareholders and board of directors or by its members and managers, as the case may be; all other relevant authority or Consents

required for such due and valid authorization have been obtained; such actions have been taken in compliance with all applicable Laws; and no other actions on its part are necessary to authorize this Agreement or to consummate the Transaction.

(c) Binding Obligation. This Agreement has been, and all other documents required to be executed and delivered by it in accordance herewith will be duly executed and delivered by it and, as of the Effective Date, constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

(d) Filings. There is no requirement applicable to it to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity or third party as a condition to the lawful consummation by Buyer of the Transaction and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for: (i) the Assignment Application (s), (ii) the FCC Consent, (iii) the notice to MegaBroadband of the assignment as required under the Lease, (iv) applicable filings, if any, required under the HSR Act, and (v) any other such filings the failure of which to be made would not have a Material Adverse Effect.

(e) No Conflict. The execution, delivery and performance of this Agreement, together with all associated agreements and instruments, and the consummation of the Transaction, will not, with or without the passage of time or the delivery of notice or both, (i) conflict with, violate or result in any breach of the terms, conditions or provisions of its certificate of incorporation, bylaws, other organizational agreements or formational documents, (ii) conflict with or result in a violation or breach of, or constitute a default or require the Consent of any Person (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its respective properties or assets may be bound, (except for the FCC Consent, as may be required under the HSR Act and the notice requirements under the Lease), or (iii) violate any Law applicable to it or by which any of its respective properties or assets may be bound (including the Licenses and the Lease).

(f) No Action. Except as set forth in Schedule 4.1(f), there is no action, proceeding or investigation pending or, to the knowledge of the Party in question, threatened against it or any of its properties or assets that could have an adverse effect on its ability to consummate the Transaction or to fulfill its obligations under this Agreement, or which seeks to prevent or challenge the Transaction, or which could be reasonably expected to have a Material Adverse Effect.

(g) Brokers. Neither Party has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transaction that are not or will not be paid by such Party and for which the other Party is liable.

4.2 Representations and Warranties of Seller. In addition to Section 4.1 above, Seller hereby represents and warrants as of the Effective Date and as of the Closing, as follows:

(a) Licenses. The Licenses are Unimpaired. There is no outstanding indebtedness to the FCC or any Governmental Entity with respect to the Licenses. Except as set forth on Schedule 4.2(a), and subject to the requirements of Section 5.2(d) hereof, there is no outstanding indebtedness to any third party with respect to the Licenses. Seller does not owe unjust enrichment penalties and no other fines or monies shall be owed to the FCC or any Governmental Entity or any third party as a result of the Transaction. All material documents related to the Licenses required to be filed at any time by Seller with the FCC or any other Governmental Entity pursuant to FCC Rules have been filed or the time period for such filing has not lapsed. All such documents filed since the date that such Licenses were issued or transferred to Seller are correct in all material respects. None of the Licenses is subject to any conditions other than those appearing on the face of such Licenses and those imposed by FCC Rules for WCS licenses. Seller is in compliance with all terms and conditions of, and all its obligations under, each of the Licenses, either as set forth on each of the Licenses or as set forth in applicable FCC Rules, and, other than pursuant to the Lease, no Person other than Seller is authorized to use or has any lease interest in the spectrum associated with the Licenses in the locations covered by the Licenses. In addition, no Person, other than as reflected in the Lease or Schedule 4.2(a), has any option or right of first refusal, or right of first offer to use, lease or own the Licenses or the spectrum associated with the Licenses, either now or in the future.

(b) Operation. Seller is not operating any facilities pursuant to the Licenses. To Seller's knowledge, MegaBroadband is operating facilities pursuant to the terms of the License that is subject to the Lease and is in compliance with all applicable FCC Rules.

(c) No Breach. Seller, and to Seller's knowledge MegaBroadband, is not in breach or otherwise in violation of any FCC construction, build out or substantial service requirement relating to the License.

(d) Not Insolvent. Seller is not, and after giving effect to the Transaction, it will not be, insolvent and it is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors, and no trustee, receiver or liquidator has been appointed for it or any of its properties.

(e) Lease. Attached hereto at Exhibit B is a true, correct and complete copy of the Lease. The Lease constitutes the entire agreement between MegaBroadband and Seller regarding the License frequencies referred to therein for the Boston, Massachusetts License (KNLB 200). The Lease is valid and in full force and effect. Seller is not in breach of the Lease, and to the knowledge of Seller, MegaBroadband is not in breach of the Lease. Neither party to the Lease has served a default notice on the other party. The Lease is fully assignable to Buyer without any adverse conditions or requirements. Prior to the Closing, Seller shall comply with all Lease terms governing assignment of the Lease.

(f) No Third Party Rights. Except for the Lease, Seller has taken no action to sell, transfer, assign, option, lease, dispose of, grant a right of first refusal with respect to, grant a right of first offer with respect to, or offer to or discuss, or enter into any agreement, arrangement

or understanding to, sell, transfer, assign, option, lease, dispose of, grant a right of first refusal with respect to, or grant a right of first offer with respect to any of the Licenses or any interest therein, or negotiate therefore. Except as set forth on Schedule 4.2(a), and subject to the requirements of Section 5.2(d) hereof, Seller has not created or incurred or suffered to exist any Lien of any nature whatsoever relating to any of the Licenses or any interest therein.

(g) Knowledge of Seller. With respect to the terms "knowledge of Seller" or "Seller's knowledge," as such terms are used in this Agreement, James Balitsos and Malcolm Walsh are representatives of Seller with sufficient knowledge relevant to Seller's representations and warranties.

4.3 Representations and Warranties of Buyer. In addition to Section 4.1 above, Buyer hereby represents and warrants as of this date and as of the Closing as follows:

(a) Qualified. Buyer is legally, technically, financially, and otherwise qualified under the Communications Act and all rules, regulations, and policies of the FCC to acquire the Licenses without condition or waiver of any FCC Rules. There are no proceedings pending or, to the knowledge of Buyer, threatened, or facts that could reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring the Licenses or that would cause the FCC to withhold or delay granting the FCC Consent or that would prevent or delay the expiration or termination of all waiting periods under the HSR Act applicable to transactions contemplated hereby.

(b) Not Insolvent. Buyer is not, and after giving effect to the Transaction, it will not be, insolvent and it is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors, and no trustee, receiver or liquidator has been appointed for it or any of its properties.

ARTICLE V.
COVENANTS

5.1 Mutual Covenants.

(a) Filing and Prosecution of FCC Applications and Amendments. On or prior to October 18, 2005, Seller and Buyer shall complete their respective portions of the Assignment Application(s) for the Licenses and shall file the Assignment Application(s) with the FCC. Buyer shall pay any FCC filing fees for the Assignment Application(s). Each of Seller and Buyer shall, at its own expense, cooperate in providing all information and taking all steps reasonably necessary, desirable or appropriate to expedite the preparation, filing, and prosecution of the Assignment Application(s) and obtaining the necessary FCC Consent.

(b) Response to Challenges. In the event any Person petitions the FCC to deny or otherwise challenges one or more of the Assignment Application(s), or if the FCC takes any action on its own with respect to the Licenses or one or more of the Assignment Application(s), or in the event the FCC grants the FCC Consent and any Person or Governmental Entity petitions or initiates any review or reconsideration of such grant before the FCC, or seeks judicial review of or otherwise challenges such grant, or if the FCC takes up such review or reconsideration on its own, and provided the Agreement has not been terminated pursuant to

Article VII hereof, then Seller and Buyer shall cooperate to oppose such petition or challenge before the FCC or defend such grant by the FCC diligently and in good faith according to the provisions of this paragraph. Should the FCC deny one or more of the Assignment Application(s) filed by Seller and Buyer hereunder, provided the Agreement has not been terminated pursuant to Article VII, then Seller and Buyer shall cooperate using commercially reasonable efforts to secure reconsideration or review of such denial before it becomes a Final Order. Buyer and Seller shall each bear their own usual and customary costs with respect to their mutual efforts to file and prosecute the Assignment Application(s). However, in the event of a petition or review or inquiry or reconsideration or denial involving the Licenses or the Assignment Application(s), the costs of defending against the same shall be apportioned as follows: (1) If the reason for any inquiries, challenges or denials relates solely to Seller's ownership of the Licenses, or to alleged acts or omissions by Seller or its employees or agents, then Seller shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; Buyer shall be responsible only for payment of its own attorneys fees and costs to cooperate with Seller in such filings up to a total dollar amount of $100,000; (2) If the reason for any inquiries, challenges or denials relates solely to Buyer's qualifications to become the licensee of the Licenses, or to alleged acts or omissions by Buyer or its employees or agents, then Buyer shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; Seller shall be responsible only for payment of its own attorneys fees and costs to cooperate with Buyer in such filings up to a total dollar amount of $100,000; and (3) If the reason for any challenges or denials to one or more of the Assignment Application(s) relates jointly to Buyer and Seller, then each shall cooperate in preparing and jointly filing all necessary petitions and appeals, and the Parties shall each pay its own costs, fees and expenses associated with such filings. Each Party shall be given a reasonable opportunity to review any and all pleadings, documents, applications and other materials filed by the other Party with respect to any of the foregoing prior to its filing.

(c) Restriction on Actions. From and after the Effective Date, Seller shall not make any filings with the FCC, other than routine regulatory filings related to WCS licenses generally, or agree to any material proposal, settlement, amendment or alteration with the FCC or any Person or Governmental Entity regarding any of the Licenses, without Buyer's written consent, which consent shall not be unreasonably withheld or delayed.

(d) Reasonable Efforts. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement.

(e) Notification Required. In the event a Party becomes aware during the period between the Effective Date and the Closing that a representation and/or warranty it has made under this Agreement is no longer accurate, such Party shall notify the other Party of that fact in writing within ten business days. In addition, such Party shall use commercially reasonable efforts to prevent or promptly remedy any breach of its representations, warranties, covenants or agreements, but such action will not diminish the right of the non-breaching party to terminate the Agreement or exercise other rights or remedies in accordance with the terms of this Agreement. Furthermore, each Party shall promptly notify the other, in writing, upon

becoming aware of the occurrence or existence of any event, condition, circumstance or state of facts that has, or could reasonably be expected to result in, a Material Adverse Effect.

(f) Non-Disclosure. Neither Party nor its shareholders, Affiliates, or agents shall at any time prior to the Closing, disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any third party the fact that Buyer is contemplating the purchase of the Licenses and the Lease, or that Seller is contemplating the sale of the Licenses and the Lease to Buyer, or the existence of this Agreement or the terms and conditions of this Agreement, or the substance of the negotiations between the parties regarding such terms and conditions; except: (i) on a "need to know" basis to Persons within such party's organization, or outside of such party's organization such as attorneys, accountants, bankers, financial advisors and other consultants who may be assisting such party in connection with the Transaction and who agree to be bound by the nondisclosure obligations of this Section; (ii) as expressly required by this Agreement or by any law, including without limitation the rules of the FCC; or (iii) with the express prior written approval of the other Party.

5.2 Certain Seller Covenants. From the Effective Date until the earlier to occur of the Closing or expiration or termination of this Agreement without the Closing, Seller covenants and agrees that:

(a) Compliance; Notice of Violation.

(i) Seller shall comply in all material respects with all applicable Laws, including all Laws relating to the Licenses and the Lease or their use;

(ii) Seller shall maintain the Licenses and the Lease in full force and effect;

(iii) Seller shall give written notice to Buyer promptly upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding against Seller or relating to the Licenses or the Lease that is not already disclosed to Buyer, and give written notice of any material change with respect to any claims, actions or proceedings that have been disclosed, either of which are reasonably expected to have a Material Adverse Effect.

(b) Agreements to Transfer. Other than in connection herewith:

(i) Seller shall not sell, transfer, assign, option, lease, dispose of, grant a right of first refusal with respect to, grant a right of first offer with respect to, or offer to or discuss, or enter into any agreement, arrangement or understanding to, sell, transfer, assign, option, lease, dispose of, grant a right of first refusal with respect to, or grant a right of first offer with respect to any of the Licenses or any interest therein, or the Lease, or negotiate therefore;

(ii) Seller shall not create, incur or suffer to exist any Lien of any nature whatsoever relating to any of the Licenses or any interest therein or the Lease. Without limiting the foregoing, Seller shall not incur any material obligation or liability, absolute or contingent, relating to or affecting the Licenses or their use or the Lease.

(c) Amendments or Modifications. Seller shall not materially modify the Licenses or the Lease without the prior written consent of Buyer, and Seller shall, subject to its right to cure a default as provided in Section 7.1(a)(iv), cause the Licenses to remain Unimpaired, and shall use reasonable efforts, consistent with the terms of the Lease, to require MegaBroadband to do the same.

(d) Covenant to Clear Liens. Seller covenants and agrees that on or prior to the Closing Date it will cause the removal and extinguishment of all Liens and third party rights of every kind and nature imposed against or attached to the Licenses or the Lease, including those disclosed on Schedule 4.2(a) hereof; *provided, however*, that any Claims related to the Taylor Litigation shall not be considered Liens for any purpose under this Agreement.

(e) HSR Act. To the extent required in connection with the transactions contemplated by this Agreement, Seller (and to the extent required, its Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Seller shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

5.3 Certain Buyer Covenants.

(a) Notice of Consummation. Buyer shall notify the FCC of the consummation of the assignment of the Licenses within the time allowed under the FCC's Rules and shall provide Seller with a copy of the same.

(b) HSR Act.

(i) To the extent required in connection with the transactions contemplated by this Agreement, Buyer (and, to the extent required, its Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Buyer shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

(ii) Buyer shall take all measures within its control, and Seller shall cooperate fully with Buyer, to prevent the entry of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(iii) Buyer shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete the transactions contemplated by this Agreement, including proffering and consenting to a Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of Seller, or any other assets or lines of business of Buyer. Seller shall cooperate in good faith with Buyer and the Antitrust Authorities to the same effect. The entry of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Buyer to

be held separate thereafter (including the business and assets of Seller and its Subsidiaries) shall not be deemed a failure to satisfy the conditions specified in Section 6.1.

ARTICLE VI.
CLOSING CONDITIONS

6.1 Condition to Obligations of Both Parties. The obligation of each of the Parties to consummate the Transaction shall be conditioned on:

(a) there being no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, in effect that would prevent the consummation of the Transaction, or that would have a Material Adverse Effect;

(b) the expiration or termination of all waiting periods under the HSR Act, if any, applicable to transactions contemplated hereby.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transaction shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made only as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

(b) Performance of Agreement. Seller shall have performed in all material respects all covenants and agreements contained herein required to be performed by it at or before the Closing.

(c) FCC Consent. The FCC Consent shall have been obtained by Final Order, unless the requirement is waived by Buyer, free of any conditions materially adverse to the Licenses, or Buyer (other than (i) those conditions that are applicable to the WCS industry generally or (ii) those resulting from the acts, omissions, or qualifications of Buyer to hold and use the Licenses).

(d) Other Documents. Seller shall have delivered to Buyer the documents and other items required to be delivered by it pursuant to Section 3.2.

6.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transaction shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing Date (except for representations and warranties made only as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

(b) Performance of Agreements. Buyer shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

(c) Other Documents and Actions. Buyer shall have delivered to Seller the documents and other items required to be delivered by it pursuant to Section 3.2, and shall have paid the Cash Consideration, delivered joint written instructions to the escrow agent under the Deposit Escrow Agreement directing the release of the Escrowed Deposit to Seller and deposited the Indemnification Escrow Principal.

ARTICLE VII.
TERMINATION; INDEMNIFICATION

7.1 Termination Rights.

(a) Termination by Either Party. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated by either Party (the "Terminating Party") and the transactions contemplated herein abandoned at any time prior to the Closing (any such termination being effective upon the date the Terminating Party provides written notice of termination to the other Party):

(i) if the FCC issues a Final Order denying the Assignment Application;

(ii) if the Closing has not occurred on or prior to April 30, 2006;

(iii) if a court of competent jurisdiction shall have issued an order, decree, or ruling permanently restraining, enjoining, or otherwise prohibiting the Transaction, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(iv) if (1) the representations and warranties of the other Party (the "Breaching Party") contained herein are materially incorrect prior to the Closing, or if the Breaching Party fails to comply in any material respect with its covenants and agreements contained herein, and (2) (if such failure or material incorrectness is capable of being cured), such failure or material incorrectness has not been cured within thirty (30) days following delivery of written notice of such failure or material incorrectness by the Terminating Party to the Breaching Party.

(b) Termination by Buyer. In addition to the foregoing rights to terminate this Agreement, so long as Buyer is not then in material breach of this agreement, Buyer may, in its sole discretion:

(i) terminate this Agreement for any reason on or prior to January 21, 2006;

(ii) terminate this Agreement within ten (10) days following its receipt of formal written notice of any action or inquiry or investigation initiated at the FCC, either by an unaffiliated third party or by the FCC with respect to the Taylor Litigation or involving the same disputed matters or claims as the Taylor Litigation; or

(iii) terminate this Agreement within ten (10) days following any Final Order by the FCC revoking or canceling one or more of the Licenses due to facts and circumstances related to the Taylor Litigation, or any claims, actions, investigations, or inquiries involving the same disputed matters or claims as the Taylor Litigation.

Any such termination by Buyer pursuant to this Section 7.1(b) shall be effective upon the date Buyer provides written notice of termination to the Seller.

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, there shall be no liability or obligation on the part of any Party or their respective officers, directors, stockholders or Affiliates, other than any liability of Seller or Buyer, as the case may be, for breaches of this Agreement occurring prior to such termination.

7.3 Seller Indemnification. Seller shall indemnify and defend Buyer and its Affiliates, directors, shareholders, partners, members, managers, officers, employees, agents, successors and assigns ("Buyer Indemnified Parties") and hold Buyer Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from: (a) the failure of any representation or warranty of Seller set forth in this Agreement or any representation or warranty contained in any certificate delivered by Seller pursuant to this Agreement to be true and correct in all material respects as required hereunder; (b) the material breach of any covenant or other agreement on the part of Seller contained in this Agreement; (c) any third party Claim with respect to the Licenses or against Buyer to the extent arising from or related to the Taylor Litigation, or any Claims, actions, investigations, or inquiries involving the same disputed matters as the Taylor Litigation; or (d) any third party Claim against Buyer arising out of the ownership or use of, or operation pursuant to, the Licenses or the Lease prior to the Closing. All claims for indemnification based on the foregoing shall be "Seller Indemnified Claims."

7.4 Buyer Indemnification. Buyer shall indemnify and defend Seller and its Affiliates, directors, shareholders, partners, members, managers, officers, employees, agents, successors and assigns ("Seller Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") and hold Seller Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from: (a) the failure of any representation or warranty of Buyer set forth in this Agreement or any representation or warranty contained in any certificate delivered by Buyer pursuant to this Agreement to be true and correct in all material respects; (b) the material breach of any covenant or other agreement on the part of Buyer contained in this Agreement; or (c) any third party Claim against Seller arising out of the ownership or use of, or operation pursuant to, the Licenses or the Lease following the Closing.

All claims for indemnification based on the foregoing shall be "Buyer Indemnified Claims," and together with Seller Indemnified Claims, "Indemnified Claims."

7.5 Indemnification Procedures. Each Indemnified Party will, promptly after becoming aware of an Indemnified Claim, or promptly after receiving notice of a written threat or commencement of any action relating to an Indemnified Claim, notify the indemnifying Party in writing, setting forth the nature of the Indemnified Claim and the third parties involved (if any). The omission by any Indemnified Party to provide notice to an indemnifying Party of any such action shall not relieve the indemnifying Party of its indemnification obligation unless, and then only to the extent that, such omission by an Indemnified Party actually prejudices the indemnifying Party. In case any third party Claim is brought against any Indemnified Party, the indemnifying Party will be entitled to participate in defending against the action and may assume the defense thereof. After notice from the indemnifying Party that it will assume the defense, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with its own defense. Notwithstanding anything herein contained to the contrary, no Party shall, without the written consent of the other Party, not to be unreasonably withheld or delayed, settle or compromise any action, or consent to the entering of any judgment, regarding an Indemnified Claim asserted by a third party against such other Party unless the claimant or plaintiff executes a written release of the Indemnified Party from all liability in respect of such Indemnified Claim. The release must be reasonably satisfactory in form and substance to counsel for the Indemnified Party, and it must acknowledge that no liability is admitted by the Indemnified Party.

7.6 Limits in Indemnity. Notwithstanding anything to the contrary in this Agreement, no indemnification shall be required to be made by an Indemnifying Party to an Indemnified Party for Indemnified Claims until the amount of Damages actually incurred by such Indemnified Party in respect of all Indemnified Claims, in the aggregate, exceeds Twenty Thousand Dollars $20,000.00, (the "Threshold Amount"), following which the indemnifying Party's obligation hereunder shall include the Threshold Amount. The maximum aggregate liability of (a) Seller to all Buyer Indemnified Parties pursuant to the indemnification obligations in Section 7.3 hereof and (b) Buyer to all Seller Indemnified Parties pursuant to the indemnification obligations in Section 7.4 hereof, as applicable, shall in either case not exceed Twenty One Million Nine Hundred Thousand Dollars ($21,900,000.00) (the "Indemnity Cap"). For the avoidance of any doubt, Buyer and Seller agree that that the value of the Licenses exceeds the Indemnity Cap; thus, if there is a Claim related to the Taylor Litigation or ownership of the Licenses prior to Closing that results in revocation or cancellation of the Licenses during the Survival Period, Buyer shall be automatically entitled to recover from Seller Damages equal to the Indemnity Cap. All claims for indemnification made by either Party hereunder shall be made (a) within the Survival Period if the Closing has occurred or (b) if this Agreement is terminated without the Closing having occurred, within thirty (30) days of such termination (in either case, the "Indemnity Deadline"). After the Closing and prior to the Indemnity Deadline all interest earned on the Escrow Deposit shall be paid monthly to Seller. On the Indemnity Deadline, all remaining Indemnification Escrow Principal that exceeds the amounts of Indemnified Claims regarding which Buyer has given notice to Seller in accordance with Section 7.5 and which remain pending and any interest earned on the Indemnification Escrow Principal not previously disbursed to Seller shall be delivered by the Indemnification Escrow Agent to Seller pursuant to the terms of the Indemnification Escrow Agreement. Thereafter, upon the

disposition or satisfaction of any Indemnified Claims, all remaining Indemnification Escrow Principal that exceeds the amounts of any other Indemnified Claims regarding which Buyer gave notice to Seller in accordance with Section 7.5 prior to the Indemnity Deadline and which remain pending and any additional interest earned on the Indemnification Escrow Principal not previously disbursed to Seller shall be delivered by the Indemnification Escrow Agent to Seller pursuant to the terms of the Indemnification Escrow Agreement. Buyer shall take all steps necessary to be taken by it to effectuate any such delivery of Indemnification Escrow Principal and earned interest to Buyer, including the execution of joint written instructions to the Indemnification Escrow Agent causing such delivery.

7.7 Sole Remedy. Termination and indemnification pursuant to this Article VII shall be the sole and exclusive remedies of either Party and any Persons claiming by or through a Party (including the Indemnified Parties of such Party) for any Claims or Damages related to this Agreement, the Licenses, the Lease or the Taylor Litigation.

ARTICLE VIII.
MISCELLANEOUS

8.1 Attorney's Fees. If it shall be necessary for either Party to employ an attorney to enforce its respective rights under this Agreement because of the other Party's default, the prevailing Party shall reimburse the losing party for reasonable attorney's fees.

8.2 Benefit. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any party not a signatory hereto or referenced herein.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4 Entire Agreement. Except for the Non-Disclosure Agreement, which shall remain in full force and effect according to its own terms, this Agreement, together with the Deposit Escrow Agreement, Indemnification Escrow Agreement, including all Schedules and Exhibits hereto and thereto, which are fully incorporated herein by reference, states the entire agreement as of this date between the Parties with respect to the subject matter and supersedes all pre-existing oral or written agreements or commitments with respect thereto. This Agreement may be modified only by an agreement in writing executed by the Parties.

8.5 FCC Rules. Anything contained herein to the contrary notwithstanding, nothing herein shall in any way limit the rights and remedies of Seller or Buyer under the FCC Rules. Furthermore, this Agreement is subject to the FCC Rules and it is the Parties' intention that the Agreement is in full compliance with such rules and any other applicable Laws.

8.6 Further Action. From time to time after the date of execution, the parties shall take such further action and execute such further documents, assurances and certificates as either Party may reasonably request of the other in order to effectuate the purpose of this Agreement.

8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

8.8 Headings. The headings herein are inserted for convenience only and shall not constitute a part hereof.

8.9 Notice. Any notices and documentation given under this Agreement shall be in writing and shall be deemed given the first weekday (excluding Federal holidays) after being sent by United States Express Mail, return receipt requested, or by overnight delivery, signature required, to the other party at the following address:

If to Seller:

Bal-Rivgam LLC
941 Danbury Rd.
Wilton, Ct 06897
Attn: Chief Executive Officer

with a copy (which shall not itself constitute notice), to:

Latham & Watkins LLP
Suite 1000
555 Eleventh Street, NW
Washington, DC 20004
Attn: James H. Barker

If to Buyer:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Chief Operations Officer

with copies (which shall not themselves constitute notice), to:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Legal Department

and

Jennifer L. Richter
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037

8.10 Payment of Expenses. Except as otherwise provided herein, the Parties shall pay their own expenses incident to the preparation and carrying out of this Agreement, including all fees and expenses of their respective counsel.

8.11 Time of Essence. Whenever this Agreement shall set forth any time for the performance of an act, such time shall be deemed of the essence.

8.12 Waiver. The express or implied waiver by either Party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation or liability under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other Party to fulfill such representation, warranty, condition, covenant, obligation or liability hereunder.

8.13 Successors and Assigns. Neither Party shall assign any of its rights, obligations or privileges hereunder without the prior written consent of the other Party, except that Buyer may assign such rights, obligations or privileges to an Affiliate without such consent. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.14 Word Meanings. As used in this Agreement, the term "including" shall be deemed to mean "including, without limitation." All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

8.15 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER FOR ANY SPECIAL, LOST PROFIT, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT.

8.16 Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

8.17 Confidentiality. Confidential Information of either Party disclosed pursuant to this Agreement, including the terms of this Agreement, shall not be disclosed by either Party to any third party (other than such Party's consultants with a need to know and members of its board of directors) except (a) information that was gained independent of the Parties' relationship or became publicly available through no breach of any obligation of confidentiality by the receiving Party; (b) information that is communicated to a third party with the prior written consent of the disclosing Party; or (c) information that is required to be disclosed pursuant to the lawful order of a government agency or disclosure that is required by operation of law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow the other Party to seek a protective order or other appropriate remedy. Notwithstanding anything to the contrary set forth herein, the

Parties acknowledge and agree that they (and their respective employees, shareholders, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any potential transaction contemplated by the parties and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure. The preceding sentence is intended to cause the potential transaction described in this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. This Section 8.18 shall survive any expiration or termination of this Agreement.

8.18 Survival. The respective representations, warranties, covenants, and agreements of the Parties and Articles I, VII and VIII and Section 2.3 hereunder shall survive through the Survival Period in the event of a Closing or until termination or expiration of this Agreement if the Agreement terminates or expires without a Closing.

8.19 Waiver of Trial by Jury. BOTH PARTIES HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATING TO THIS AGREEMENT.

SIGNATURE PAGE FOLLOWS

This Spectrum Acquisition Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

NEXTWAVE BROADBAND INC.

By: [signature]

Name: George Alex

Title: CFO

BAL-RIVGAM, LLC

By: [signature]

Name: James T. Balitsos

Title: CEO

EXHIBIT A

LICENSES

Call Sign	Market	Channel Block	Frequencies
KNLB 200	MEA001 – Boston	B	2310.00000-2315.00000 2355.00000-2360.00000
KNLB 217	MEA017- Milwaukee	A	2305.00000-2310.00000 2350.00000-2355.00000
KNLB 218	MEA020 – Minneapolis –St. Paul	A	2305.00000-2310.00000 2350.00000-2355.00000
KNLB 219	MEA 040 – Phoenix	B	2310.00000-231500000 2355.00000-2360.00000
KNLB 220	MEA 044 – Los Angeles – San Diego	A	2305.00000-2310.00000 2350.00000-2355.00000

EXHIBIT B

SPECTRUM LEASE AGREEMENT

see attached

EXECUTION COPY

SPECTRUM LEASE AGREEMENT

This Spectrum Lease Agreement (the "Lease Agreement") is entered into as of this 1st day of December, 2004, by and between Bal\Rivgam, L.L.C., a Delaware limited liability company ("Lessor"), and Troy City Internet Exchange, Inc. a Massachusetts corporation, which is doing business as MegaBroadband ("Lessee") (together the "Parties" or, individually, a "Party").

WITNESSETH

WHEREAS, Lessor holds the Wireless Communications Services ("WCS") license call sign KNLB200 (the "License") issued by the Federal Communications Commissions ("FCC") for the two five-megahertz channels that comprise the Channel Block B in the Boston, Massachusetts Metropolitan Economic Area, also known as MEA001 (the total area covered by the License being the "MEA"); and

WHEREAS. Lessor and Lessee desire to enter into this Lease Agreement in order (i) to grant Lessee an exclusive lease in the Fall River, MA area (the "Market"), as illustrated and defined in Exhibit A hereto, for the spectrum serving the Market covered by Lessor's License, being the spectrum from 2310 MHz to 2315 MHz and from 2355 MHz to 2360 MHz (the "Leased Spectrum") for the Term (as defined hereafter in Paragraph 7); (ii) to establish the terms under which Lessee may utilize the Leased Spectrum; and (iii) to memorialize the respective rights and responsibilities of Lessor and Lessee with respect to the Leased Spectrum and the operation of a wireless communications system (the "System") utilizing the Leased Spectrum consistent with the Communications Act of 1934, as amended (the "Communications Act") and the rules, policies, and regulations of the FCC (collectively, the "FCC Rules") and the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

1. **Agreement to Lease.**

(a) Spectrum Usage Rights. Subject to the terms and conditions set forth herein, Lessor hereby grants Lessee exclusive rights to use the Leased Spectrum throughout the Term (the "Spectrum Usage Rights").

(b) Permitted Use. Subject to the terms and conditions set forth herein, Lessee may use the Leased Spectrum to offer any wireless communications services that are not currently or hereafter prohibited under the terms and conditions of the License or the FCC Rules.

(c) Scope of Spectrum Usage Rights. The Spectrum Usage Rights granted hereunder are intended to and do convey *de facto* control over the Leased Spectrum to Lessee. Consistent with this objective and except as otherwise set forth herein, the Spectrum Usage Rights granted to Lessee include, among other things, the right to:

(i) design, construct and operate the System, including determining the final number and location of radio facilities to be constructed, the services to be offered, and the identification and the selection of sites in the Market;

(ii) identify, obtain and maintain, in its own name, full legal right to all real property necessary to deploy the System;

(iii)obtain a nd maintain, in its own name, appropriate zoning approval for the System;

(iv) purchase, in its own name, all equipment as may be necessary or appropriate for the construction and testing of the System;

(v) provide administrative, legal, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary or appropriate for the construction, testing, maintenance and operation of the System;

(vi) provide operational, engineering, maintenance, repair and such other technical services as may be necessary for the construction, testing, maintenance and operation of the System;

(vii) control access to and from any facilities used in the System;

(viii) conduct and manage the affairs of the System, including the making of all ordinary business decisions in furtherance of the day-to-day operation of the System;

(ix) determine and carry out all policy decisions relating to the facilities of the System;

(x) hire, supervise, and dismiss all personnel employed in the operation of the System (other than employees hired by Lessor for the purpose of carrying out Lessor's duties with respect to the License and the Leased Spectrum);

(xi) undertake all financial obligations, including payment of expenses arising out of the operation of the System, and securing all financing for the construction and operation of the System;

(xii) receive all monies and profits from the operation of the System, except as otherwise set forth herein;

(xiii) make determinations as to the scope, marketing, and other terms and conditions of services to be provided to Lessee's customers on the System;

(xiv) maintain primary contact with the FCC on all matters relating to the design, construction and operation of the System; and

(xv) take all other actions that it deems necessary or desirable in the design, construction, testing, maintenance, marketing, and operation of the System or otherwise carry out any of the foregoing items.

(d) Exclusivity. Throughout the Term, Lessee will have the exclusive right to use the Leased Spectrum and exercise the Spectrum Usage Rights granted herein, and Lessor will not enter into any other agreement (including any interference or market coordination agreement, or agreement for the lease, partition, disaggregation, underlay use, time sharing or similar document) with respect to the Leased Spectrum; provided, however, that nothing in this Paragraph 1(d) is intended to restrict or prohibit Lessor's rights as to the transferability of the License.

2. Obligations of Lessee.

(a) General obligations. Lessee will be obligated to:

(i) cooperate with and aid Lessor in Lessor's compliance with the requirements set forth in the FCC Rules, including 47 C.F.R. §§ 1.9010 and 1.9030 and with whatever actions Lessor is required to take, if any, in order to obtain the approvals or consents of any governmental authority to this Lease Agreement;

(ii) use the Leased Spectrum in a manner consistent with the Communications Act, this Lease Agreement, and the terms and conditions of the License (including, without limitation, eligibility, basic and character qualifications requirements, foreign ownership and use restrictions, and regulations intended to prevent harmful interference to any other licensed spectrum user);

(iii)as sume primary responsibility for complying with the Communications Act and the FCC Rules and to satisfy all of the responsibilities and requirements imposed on, or applicable to, lessees under long-term *de facto* leasing arrangements under the FCC Rules, including 47 C.F.R. § 1.9030;

(iv) comply with any and all applicable requirements pertaining to the Leased Spectrum arising under the Communications Act and the FCC Rules, including, but not limited to those relating to: radiofrequency (RF) safety rules for human exposure; the Communications Assistance for Law Enforcement Act (CALEA), 47 U.S.C. §§ 229, 1001 *et seq.*, 47 C.F.R. Part 64, Subparts V and W; Equal Employment Opportunity (EEO), 47 C.F.R. §§ 1.815, 22.321; Telecommunications Relay Service (TRS), 47 U.S.C. § 225, 47 C.F.R. Part 64, Subpart F; North American Numbering Plan (NANP), 47 U.S.C. § 251(e), 47 C.F.R. Part 52; and universal service funds, 47 U.S.C. § 254, 47 C.F.R. §§ 54.706, 54.709;

(v) satisfy the FCC's E-911 requirements set forth in 47 C.F.R. § 20.18 to the extent that they are applicable to the Lessee's provision, or would be applicable to the Lessor's use of the Leased Spectrum; and

(vi) take whatever actions are reasonably necessary to resolve any interference-related matters arising from its use of the Leased Spectrum, including any conflicts between Lessee and any other licensed spectrum user.

(b) Equipment.

(i) Lessee will purchase, install and maintain at its own expense all equipment, including but not limited to, towers, transmission lines, antennas, microwave facilities, transmitters and related equipment that is necessary for its operations utilizing the Leased Spectrum. Except as specifically set forth in this Lease Agreement or except if approved in advance by Lessee (which approval shall not be unreasonably withheld), Lessor will have no right to install, use, access, perform maintenance or operate any equipmentthat is used in connection with the Leased Spectrum which rights will remain at all times vested with Lessee.

(ii) Upon the termination of this Lease Agreement, Lessee shall promptly terminate the use of any equipment that uses or otherwise affects the Leased Spectrum.

(c) FCC Compliance. Lessee acknowledges and agrees that it will be responsible for interacting with the FCC regarding the Leased Spectrum, and for making all filings with the FCC related to the Leased Spectrum, including all applications and notifications, submissions, registrations or certifications relating to the Leased Spectrum and/or facilities utilized by Lessee with respect to the Leased Spectrum. Lessee hereby represents and warrants that it is familiar with the FCC Rules and further covenants and agrees that it will operate on and utilize the Leased Spectrum at all times in compliance with the FCC Rules.

(d) Notification of Violations or Material Changes; Cooperation. Lessee will promptly notify Lessor of the occurrence of any material violation of any FCC Rule, and of the initiation of any litigation, investigation, proceeding or inquiry with regard to Lessor or the Leased Spectrum by the FCC or any other governmental authority and which, if adversely determined, could reasonably be expected to have a materially adverse impact on the Leased Spectrum. In the event that the FCC or other governmental authority initiates an investigation or inquiry concerning Lessee in connection with this Lease Agreement or any of Lessee's actions or operations hereunder, Lessee agrees to cooperate with Lessor, the FCC, or other governmental authority.

(e) Spectrum Use Policies. Lessee shall establish policies relating to the use of the Leased Spectrum by its customers requiring that such use be in compliance with the rules of the FCC and other applicable laws. In the event that Lessee becomes aware that any of its customers' use of the Leased Spectrum does not comply with such policies, Lessee shall take such steps as may be reasonably necessary to cause the cessation of such customers' activities, including without limitation terminating the provision of services to such customer.

3. **Obligations of Lessor.**

(a) Maintenance of License. Lessor must take all commercially reasonable actions necessary to secure and preserve the License during the Term to permit Lessee to use the Leased

Spectrum pursuant to the terms and conditions of this Lease Agreement. Lessor will take all commercially reasonable steps necessary to renew the License in a timely manner prior to its expiration, and will avoid any act or activity which could reasonably be expected to cause the FCC to materially impair or restrict, or revoke, cancel, suspend or refuse to renew the License. Lessor will promptly notify Lessee of the occurrence of litigation, investigation, proceeding or inquiry that may be initiated against the Lessor by the FCC or any governmental authority which, if adversely determined, could reasonably be expected to have a material impact on or result in a material change to the License. In the event that the FCC or other governmental authority initiates an investigation or inquiry concerning Lessor in connection with this Lease Agreement or any of Lessor's performance rendered hereunder, Lessor agrees to cooperate with Lessee, the FCC, or other governmental authority. It is expressly acknowledged by Lessee that Lessor's failure to obtain renewal of the License shall not be deemed a breach of this Lease Agreement, except as such non-renewal was the direct result of the gross negligence of Lessor, and shall not give rise to any rights or claims by Lessee by reason of the termination of this Lease Agreement as a result of such non-renewal.

(b) License Partition. If by January 21, 2007, Lessor has not filed a showing of "substantial service" with the FCC pursuant to 47 C.F.R. § 27.14 (a "Buildout Certification") for the License, Lessor shall make an application to the FCC to partition the Market's geographic portion of the License, as illustrated and defined in Exhibit A hereto, and if such application is granted, shall transfer such partitioned part of the license (the "Fall River License") to an affiliate of Lessor eligible to hold the Fall River License (the "Partitionee") pursuant to 47 C.F.R. § 27.15. Thereafter, if Lessee's use of the Leased Spectrum supports the filing of a Buildout Certification with respect to the Fall River License, the Lessor shall assign this Lease Agreement to Partitionee and Partitionee shall file a Buildout Certification for the Fall River License, in each case prior to August 3, 2007.

4. **Control of Leased Spectrum**. The Parties expressly acknowledge that this Lease Agreement is designed to transfer *de facto*, but not *de jure*, control of the Leased Spectrum to Lessee under the Communications Act, in accordance with Section 1.9010 and 1.9030 of the FCC's Rules. This Lease Agreement (i) does not and will not vest in Lessee, or constitute, create or have the effect of constituting or creating, *de jure* control, direct or indirect, over Lessor or the License, which ownership or control remains exclusively and at all times in the Lessor and (ii) does not and will not constitute the transfer, assignment, or disposition in any manner, voluntary or involuntary, directly or indirectly, of the License or the transfer of control of the Lessor within the meaning of Section 310(d) of the Communications Act other than for spectrum leasing purposes. During the Term, Lessee will not take any action inconsistent with or contrary to the Lessor's *de jure* control, as that term is construed by the FCC, over the License. During the Term, Lessee will not hold itself out to the public as the holder of the License.

5. **Coordination.**

(a) The Parties agree that Lessor shall have the right to inspect the Lessee's operations related to the Leased Spectrum.

(b) In order to encourage the development of the License and expand the provision of services throughout the MEA, Lessee agrees that (in addition to such roaming agreements that it

determines to enter into) it shall enter into such commercially reasonable roaming agreements with Lessor or other third parties as may be requested by Lessor from time to time upon such terms and conditions as may be negotiated in good faith between Lessee and Lessor or such other third parties.

(c) During the Term of this Agreement, Lessor will not, directly or indirectly, acting alone, through an affiliate, or as a member of a partnership or association, or other business entity offer, provide or deliver any commercial telecommunications, video, voice, data or internet service over WCS spectrum specifically targeting the Market. Both parties acknowledge that nothing contained in this Section 5(c) shall prevent Lessor or any third party from utilizing any spectrum other than the Leased Spectrum to provide competitive services in the Market provided that the provision of such services is part of a larger service offering and is not a service offering using WCS spectrum specifically targeting only the Market.

6. **Application For Lease Approval.** The Parties agree to cooperate as required to prepare and file with the FCC all forms and related exhibits, certifications and other documents necessary to satisfy the FCC's requirements for "long term *de facto*" lease approval, as set forth in 47 C.F.R. § 1.9030(e) ("FCC Long Term Lease Application") within ten (10) business days following the execution date of this Lease Agreement. Each Party covenants and agrees that it will fully cooperate with the other, and do all things reasonably necessary to timely submit the FCC Long Term Lease Application to the FCC and will promptly file or provide the other Party with all other information that is required to be provided to the FCC in furtherance of the transactions contemplated hereby. The Parties will disclose in the Long Term Lease Application the automatic extension of the Term upon the renewal of the License (as provided in Section 7), and further covenant and agree to include in any application for the renewal of the License a request to extend and renew this Lease Agreement for the renewal period set forth in Section 7.

7. **Term; Early Termination.**

(a) Term. The rights and obligations created under this Lease Agreement shall become effective on the date on which the FCC grants its consent to the FCC Long Term Lease Application (the "Effective Date"), and shall continue until the expiration date of the current License authorization (the "Initial Term"). Conditioned only upon (1) the Parties' appropriate and timely application to the FCC for approval of the renewal of this Lease Agreement, which application shall be filed with the FCC at least twenty-one (21) days prior to the expiration of the Initial Term, and the FCC's grant thereof; and (2) the FCC's renewal of the License, the term of this Lease Agreement shall be automatically extended until the date that is ten years from the Effective Date (the "First Renewal Term"), it being expressly understood that the Initial Term shall automatically extend during the pendency of the FCC's consideration of any application for consent to the renewal of this Lease Agreement. Unless Lessee notifies Lessor at least ninety (90) days before the end of the First Renewal Term that Lessee elects not to extend this Lease Agreement, this Lease Agreement will automatically renew for an additional term that shall continue until the expiration date of the then-current License authorization (the "Second Renewal Term"). Unless Lessee notifies Lessor at least ninety (90) days before the end of the Second Renewal Term that Lessee elects not to extend this Lease Agreement, and conditioned upon appropriate FCC approvals of the renewal of the Lease Agreement and License subsequent to the Second Renewal Term, this Lease Agreement shall be automatically extended to the

date that is twenty years from the Effective Date (the "Final Renewal Term"). The First Renewal Term, Second Renewal Term and Final Renewal Term will each be known as a "Renewal Term"). The period commencing upon the Effective Date and ending upon any termination hereof shall be referred to as the "Term."

(b) Termination by reason of a party's default. A Party may terminate this Lease Agreement upon thirty (30) days written notice to the other Party if the other Party is in default and fails within such thirty (30) day period to cure such default; provided, however, if such default is not reasonably capable of being cured within such thirty (30) day period, this Lease Agreement may not be terminated so long as the defaulting Party has used its best efforts to cure such default within such thirty (30) day period and thereafter continues to use its best efforts to cure such default; provided further that in no case shall any default relating to the payment of the Monthly Fee or other amounts hereunder be deemed a default that cannot be reasonably capable of being cured within thirty (30) days. A Party will be deemed to be in default under this Lease Agreement if it fails to perform or comply with any material obligation, term or covenant of this Lease Agreement or if it breaches any material representation or warranty.

(c) Failure to obtain renewal; termination of the License. This Lease Agreement shall automatically terminate upon the termination of the License, either by reason of the non-renewal at the end of its license term, by reason of the express actions of the FCC, or otherwise in accordance with its terms. This Lease Agreement shall also automatically terminate upon a determination by the FCC to deny the FCC Long Term Lease Application or any other application seeking the FCC's consent to the renewal, extension or modification of this Lease Agreement.

(d) Termination due to unfavorable legal or regulatory action against Lessor. Lessee acknowledges that Lessor is a party to a federal lawsuit pending in the United States District Court for the Southern District of New York, U.S. ex. rel. R.C. Taylor III v. Mario Gabelli, et al., Civil Action No. 01-022 (the "Taylor Litigation"), the outcome of which could affect Lessor's continuing ability to hold the License. In the event that the License is lost or materially adversely affected by the outcome of the Taylor Litigation, this Lease Agreement shall terminate automatically. Such termination, or any action taken or finding by the FCC related to the Taylor Litigation, shall not be considered a breach of the terms of this Lease Agreement, and Lessee agrees not to pursue legal, equitable, administrative or regulatory claims or actions in any forum against Lessor or Lessor's affiliates as a result of such loss or material adverse affect under this paragraph.

(e) Termination upon termination by the FCC for Lessee actions. This Lease Agreement shall terminate upon any order of the FCC revoking, canceling, or terminating Lessee's rights hereunder by reason of Lessee's failure to comply with any FCC rule, regulation or policy applicable to spectrum leases, generally, or the Lease Agreement, specifically.

(f) Termination by reason of FCC non-action. This Lease Agreement may be terminated by Lessee if the FCC has not granted its consent to the FCC Long Term Lease Application on or before January 1, 2005.

8. Consideration.

(a) Monthly Fee. As consideration for the use of the Leased Spectrum by the Lessee, Lessee shall pay Lessor a monthly fee (the "Monthly Fee"), subject to the adjustments as set forth in Section 8(b). The Monthly Fee shall be equal to the greater of the Minimum Amount (as defined below) or one percent (1.0%) of Wireless Distribution Revenue (as defined below), per month for each month wholly or partially within the Term, prorated for any partial calendar month within the Term. The "Minimum Amount" shall (i) during the Initial Term and First Renewal Term equal $500, and (ii) during the Second Renewal Term and Final Renewal Term equal $1,000. The Monthly Fee shall be due and payable in respect of each month (or portion thereof) during the Term on the thirtieth (30th) day of the following month.

(b) "Wireless Distribution Revenue" for any given month will equal the gross revenues received by Lessee or any affiliate of Lessee from any source in respect of any wireless access or distribution services provided using the Leased Spectrum.

(c) Right to audit. The records and corporate accounts of Lessee pertaining to the Monthly Fee due to Lessor will be available for inspection and audit at Lessee's corporate offices at any time during the term of this Agreement or within ninety (90) days thereafter, during reasonable business hours, by Lessor or its designated certified independent auditor. Lessor will be entitled to only one audit of Lessee's records and accounts during any calendar year and the audit will be limited to the records and accounts of Lessee relevant to the lease of the Licensed Spectrum for the immediately preceding twelve (12) months, unless an error exceeding ten percent (10%) of the total is found, in which case Lessee's records and accounts of the immediately preceding three (3) years may be audited. Lessor will provide Lessee with thirty (30) business days advance notice of its intent to audit the records and accounts prior to being allowed to do so. All information obtained by Lessor during any audit herein will be maintained by Lessor in strict confidence as if such were confidential information (as defined in Section 11). If an error is found in the calculation of the Monthly Fee, then Lessor must provide a written report specifying the error to Lessee and Lessee will have thirty (30) days from the date of receipt of the report to verify the discrepancy. Any monies owed to Lessor as a result of the audit (plus interest accrued thereon from date such monies were due Lessor through the date of payment at an interest rate of 10% per annum) must be paid in full within thirty (30) days of verification by Lessee of the discrepancy.

9. Express Covenants and Agreements (FCC).

Notwithstanding anything contained herein to the contrary, the Parties agree that:

(a) Lessee must comply at all times with applicable rules set forth in the FCC Rules. This Lease Agreement may be revoked, cancelled, or terminated by Lessor or by the FCC if Lessee fails to comply with applicable FCC Rules;

(b) If the License is revoked, cancelled, terminated, or otherwise ceases to be in effect, Lessee has no continuing authority or right to use the Leased Spectrum unless otherwise authorized by the FCC;

(c) The Lease Agreement is not an assignment, sale, or transfer of the License itself; and

(d) Lessor will not consent to an assignment of this Lease Agreement unless such assignment complies with applicable FCC Rules.

10. Representations and Warranties.

Each of the Parties hereto represents and warrants to the other, with respect to facts and issues relating to it, that:

(a) it has full power and authority to carry out all of the transactions contemplated hereby;

(b) it shall comply with all material laws, including state, local and federal rules and regulations governing the business, ownership, management and operations under this Lease Agreement;

(c) all requisite resolutions and other authorizations necessary for the execution, delivery, performance and satisfaction of this Lease Agreement have been duly adopted and complied with.

(d) Lessor further represents and warrants to Lessee that:

(i) it is the duly authorized holder of the License, and that Lessor has not entered into, nor currently has in effect, any other agreement to permit any third party to utilize, whether or not for compensation, any portion of the capacity of the Leased Spectrum;

(ii) except for the Taylor Litigation, there is no action, suit, proceeding or investigation pending or, to the actual knowledge of Lessor, threatened against Lessor or the License, except as otherwise stated herein, before any court, administrative agency or other governmental body relating in any way to the transactions contemplated by this Lease Agreement; and that there is no unsatisfied judgment, order, writ, injunction, decree or assessment of any court or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality relating in any way to this Lease Agreement or any other agreements, certificates or instruments to be executed and delivered herewith has been entered against and served upon Lessor;

(iii)se t forth as Exhibit B is a true, correct and complete reference copy of the License authorization that the FCC has issued to Lessor to construct and/or to operate WCS facilities utilizing the License. The License was validly issued in accordance with procedures that comply with the FCC's rules and other applicable laws, is issued pursuant to a Final Order, is in full force and effect, and is unimpaired by any act or omission by Lessor.

(iv) the License was not issued based upon the consent of any other party other than the FCC, and no facility authorized under the License is required to utilize or comply with any particular technical parameters as a result of any agreement with any third party; that Lessor has not entered into any agreement which

requires or could require any current or future facilities that operate on the License to utilize or comply with any particular technical parameters, to cease operation, to limit the hours of operation, or to accept interference; and that Lessor has not provided any coordination document to any third party or the FCC pursuant to which Lessor agreed to accept any interference from any other party.

(e) Subject to Section 7(d), Lessee further represents and warrants to Lessor that it meets the character qualifications applicable to a licensee of the License (including not being a person subject to denial of Federal Benefits under the Anti-Drug Abuse Act of 1988, and foreign ownership restrictions).

11. Confidentiality. Any information, written or oral, disclosed by one Party (or by any of its affiliates) to the other Party (or to any of its affiliates) under this Lease Agreement that was expressly identified by the disclosing party prior to its disclosure as non-public and confidential and that is in fact non-public and confidential, shall be kept confidential by the Party or its affiliates receiving such information and shall not be disclosed by the receiving Party or its affiliates except to the extent such information becomes public or to the extent required in connection with the performance of the receiving Party's obligations under this Lease Agreement or as required by Law or as requested by the FCC.

12. Indemnification

(a) Lessee shall indemnify and hold harmless Lessor and its affiliates, and their respective successors and assigns, and the shareholders, directors, officers, employees and agents of any and all of the foregoing (the "Lessor Indemnified Persons"), from and against any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges (collectively, "Losses") incurred or suffered by any Lessor Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by Lessee in this Lease Agreement, (b) any failure by Lessee to perform any of its covenants or agreements contained in this Lease Agreement, or (c) any claims by third parties arising out of, in connection with or relating to the use of the Leased Spectrum, the exercise of the Spectrum Usage Rights, the operation of the System or any part thereof, including any equipment utilized therein, or the conduct of Lessee's business at any time prior to the Effective Date. Lessor acknowledges and agrees that its sole and exclusive remedy with respect to the claims for damages relating to breach of representations or warranties contained in this Lease Agreement will be pursuant to the indemnification provisions set forth in this Section 12 except for damages arising out of any grossly negligent, willful or fraudulent act or omission, or out of any breach of Section 11 (Confidentiality) or Section 12 (Indemnity).

(b) Lessor shall indemnify and hold harmless Lessee and its Affiliates, and their respective successors and assigns, and the shareholders, directors, officers, employees and agents of any and all of the foregoing (the "Lessee Indemnified Persons"), from and against any and all Losses incurred or suffered by any Lessee Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by Lessor in this Lease Agreement, (b) any

failure by Lessor to perform any of its covenants or agreements contained in this Lease Agreement, or (c) any claims by third parties arising out of, in connection with or relating to the use of the Leased Spectrum by Lessor, prior to the Effective Date. Lessee acknowledges and agrees that its sole and exclusive remedy with respect to the claims for damages relating to breach of representations or warranties contained in this Lease Agreement will be pursuant to the indemnification provisions set forth in this Section 12 except for damages arising out of any grossly negligent, willful or fraudulent act or omission, or out of any breach of Section 11 (Confidentiality) or Section 12 (Indemnity). Lessee acknowledges and agrees that it shall not be entitled either to indemnification or damages for any Losses or claims related to the Taylor Litigation.

(c) Provided that Lessee has performed its obligations set forth in Section 2(e), neither Party shall be liable for the acts of third parties not under their control including, but not limited to, hackers, third party Internet users, and customers of Lessee. The parties expressly agree that, except as set forth in Section 2(e), Lessee cannot control the actions of and therefore cannot assume liability for the actions of its customers but that Lessee can control the actions of its affiliates, contractors and agents.

(d) Where indemnification under this Section is sought by a Party (the "Claiming Party"): (a) it must notify in writing the other Party (the "Indemnifying Party") promptly of any claim or litigation or threatened claim to which the indemnification relates; (b) upon the Indemnifying Party's written acknowledgment of its obligation to indemnify in such instance, in form and substance satisfactory to the Claiming Party, the Claiming Party will afford the Indemnifying Party a reasonable opportunity to participate in and, at the option of the Claiming Party, control, compromise, settle, defend or otherwise resolve the claim or litigation; and (c) in the event that the party controlling such litigation shall compromise or settle such claim, the other party will cooperate with the party controlling such litigation in such compromise, settlement, defense or resolution of such claim or litigation provided that in no event shall the party controlling such litigation effect any such compromise or settlement without prior written consent of the other party. In the event that the Indemnifying Party does not so acknowledge its indemnification responsibility, the Claiming Party may proceed directly to enforce its indemnification rights.

(e) The agreements of indemnification set forth in this Section will remain in full force and effect for a period of one (1) year following the termination or expiration of the Term unless, during such one (1) year period, a Claiming Party makes a claim against an Indemnifying Party pursuant to Section 12(d), in which event such claim will continue to be governed by the provisions of this Section 12 until a resolution of such claim has been completed with all applicable appeal periods having expired.

13. Relationship.

Nothing in this Lease Agreement shall be construed to render Lessor and Lessee partners or joint venturers or to impose upon any of them any liability as such. Additionally, nothing in this Lease Agreement shall be construed to render Lessee (including any of its employees or contractors) an agent or employee of Lessor, or render Lessor (including any of its employees or contractors) an agent or employee of Lessee.

14. Miscellaneous.

(a) Entire Agreement. This Lease Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof.

(b) Amendments and Waivers. Any provision of this Lease Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Lessor and Lessee or (in the case of a waiver) by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Lease Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power, or remedy thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(d) Assignment or Transfer of Control of the License by Lessor. Subject to the receipt of all necessary consents, including the consent of the FCC, Lessor may assign or otherwise transfer control of all or a portion of the License to any third party eligible to hold such License provided that if the portion of the License assigned or transferred includes the Leased Spectrum, and prior to such assignment Lessor agrees in writing to assign all of its rights and obligations under this Lease Agreement and such third party agrees in writing to assume all of Lessor's rights and obligations. Such written assignment and assumption must be provided to Lessee no fewer than thirty (30) days prior to the consummation of the proposed authorization assignment.

(e) Assignment of Lease Agreement. Lessor may assign this Lease Agreement to a third party provided that prior to such assignment Lessor agrees in writing to assign all of its rights and obligations under this Lease Agreement and such third party agrees in writing to assume all of Lessor's rights and obligations. Such written assignment and assumption must be provided to Lessee no fewer than fifteen (15) days prior to the consummation of the proposed assignment.

(f) Assignment of Lease Agreement by Lessee. Neither this Lease Agreement nor any of the rights or obligations hereunder may be assigned by Lessee without the prior written consent of Lessor; provided that Lessee shall have the right to assign its rights and obligations under this Lease Agreement to any entity that controls Lessee, is controlled by Lessee or is under common control with Lessee upon fifteen (15) days prior written notice to Lessor without Lessor's consent, provided that any such assignee shall enter into a written agreement pursuant to which it agrees to be bound by the all of the terms and conditions of Lease Agreement applicable to the Lessee.

(g) Force Majeure. If by reason of act of God, acts of public enemies, orders of any branch of the government of the United States of America, any state or any political subdivision thereof which are not the result of a breach of or default under this Lease Agreement, orders of any military authority, insurrections, riots, epidemics, fires, civil disturbances, explosions, or any other similar cause or event not reasonably within the control of the adversely affected Party, either Party is unable in whole or in

part to perform its obligations hereunder, such Party so unable to perform will not be deemed in violation or default of this Lease Agreement during the period of such inability and the other Party shall be excused from performance of its obligations hereunder during such period of inability. If the period of inability extends beyond one hundred eighty (180) days, the Party that is able to perform its obligations may terminate this Lease Agreement without liability by written notice to the other Party within fifteen (15) days following the expiration of such one hundred eighty (180) day period.

(h) Governing Law. This Lease Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law.

(i) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

If to Lessor:

Malcolm Walsh
Bal/Rivgam, LLC
941 Danbury Rd.
Wilton, CT06897
Fax 203 544-9922

With copies (which shall not alone constitute notice) to:

James Barker, Esq.
Latham & Watkins LLP
Suite 1000
555 11th Street N.W.
Washington, D.C. 20004
Fax (202) 637-2201

If to Lessee:

Troy City Internet Exchange, Inc. dba MegaBroadband
315 Pleasant St
Fall River, MA 02721
Attn: Paul M Joncas, President

with a copy (which shall not alone constitute notice) to:

Mary O'Connor
Wilkinson Barker Knauer LLP
2300 N Street, NW, Ste. 700
Washington, DC 20037

(j) Expenses. Except as otherwise expressly provided in this Lease Agreement, the Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Lease Agreement. All filing fees required to be paid to any governmental authority in connection with satisfying the conditions set forth in Section 6 will be borne equally by Lessee and Lessor.

(k) Invalidity. If any provision of this Lease Agreement is determined by any court, the FCC or any other governmental authority to be invalid, illegal or incapable of being enforced, all other provisions will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any determination that any provision is invalid, illegal or incapable of being enforced, or should Congress, the FCC or any other government authority adopt any new or modified law, rule or public policy such that any provision of this Lease Agreement would be invalid, illegal, incapable of being enforced, or incapable of being performed without a material adverse effect upon the Party responsible for such performance, the Parties hereto will negotiate expeditiously and in absolute good faith to modify this Lease Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible. If the Parties are unable to negotiate a modification of this Lease Agreement under such circumstances, this Lease Agreement may be terminated by the Party that would suffer a material adverse effect as a result.

(l) Waiver of Jury Trial. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG THE PARTIES, WHETHER UNDER OR OTHERWISE RELATED TO THIS LEASE AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. If for any reason the jury waiver is held to be unenforceable, the Parties agree to binding arbitration for any dispute or any claim arising

out of this Lease Agreement under any federal, state or local statutes, laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et seq. The agreement of each Party to waive its right to a jury trial will be binding on its successors and assignees.

(m) Counterparts. This Lease Agreement may be executed and delivered (including by facsimile transmission) in one or two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(n) Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Lease Agreement.

(o) No Public Announcement. No Party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Lease Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case, to the extent reasonably practicable, the other Party shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Lease Agreement or to comply with accounting or Securities and Exchange Commission disclosure obligations or applicable FCC disclosure obligations by a Party or any of its affiliates.

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Lease Agreement as of the date first above written.

LESSOR

Bal\Rivgam, L.L.C.

By: ______________________
Name: JAMES BALITSOS
Title: MANAGING MEMBER

LESSEE

Troy City Internet Exchange, Inc. dba MegaBroadband

By: ______________________
Name: PRESIDENT
Title: PAUL M. JONCAS

Exhibit A



Exhibit B

Federal Communications Commission
Wireless Telecommunications Bureau

Radio Station Authorization (Reference Copy Only)

This is not an official FCC license. It is a record of public information contained in the FCC's licensing database on the date that this reference copy was generated. In cases where FCC rules require the presentation, posting, or display of an FCC license, this document may not be used in place of an official FCC license.

Licensee: BAL\RIVGAM, L.L.C.

BAL\RIVGAM, L.L.C.
941 DANBURY RD
WILTON, CT 06897

FCC Registration Number (FRN): 0003296890	
Call Sign: KNLB200	**File Number:**
Radio Service: WS - Wireless Communications Service	

Grant Date	Effective Date	Expiration Date	Print Date
07/21/1997	07/21/1997	07/21/2007	12/22/2004

Market Number: MEA001	**Channel Block:** B	**Sub-Market Designator:** 0
Market Name: Boston		

1st Build-out Date	2nd Build-out Date	3rd Build-out Date	4th Build-out Date
	07/21/2007		

Special Conditions or Waivers/Conditions This authorization is subject to the condition that, in the event that systems using the same frequencies as granted herein are authorized in an adjacent foreign territory (Canada/Mexico), future coordination of any base station transmitters shall be required to eliminate any harmful interference to operations in the adjacent foreign territory and to ensure continuance of equal access to the frequencies by both countries.

This authorization is subject to the condition that licensees provide "substantial service" to their service area within 10 years. 47 C.F.R. ? 27.14(a). For a WCS licensee who offers fixed, point-to-point services, substantial service constitutes the construction of four permanent links per one million people in its licensed service area. For a WCS licensee who offers mobile services, substantial service is demonstrated by the licensee covering a minimum of 20 percent of the population of its licensed service area.

This authorization is subject to the condition that the remaining balance of the winning bid amount will be paid in accordance with Part 1 of the Commission's rules, 47 C.F.R. Part 1.

Conditions
Pursuant to Section 309(h) of the Communications Act of 1934, as amended, 47 U.S.C. Section 309(h), this license is subject to the following conditions: This license shall not vest in the licensee any right to operate the station nor any right in the use of the frequencies designated in the license beyond the term thereof nor in any other manner than authorized herein. Neither the license nor the right granted thereunder shall be assigned or otherwise transferred in violation of the Communications Act of 1934, as amended. See 47 U.S.C. Section 310(d). This license is subject in terms to the right of use or control conferred by Section 706 of the Communications Act of 1934, as amended. See 47 U.S.C. Section 706.

A graphical representation of the geographic area authorized to this call sign may be generated by selecting 'License Search' at the following web address: http://www.fcc.gov/wtb/uls/.

FCC 601 - MB
September 2002

EXHIBIT C

FORM OF INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

INSTRUMENT OF ASSIGNMENT, dated as of __________, ____, by and between BAL-RIVGAM, LLC, a [Delaware] limited liability company ("Assignor"), and NEXTWAVE BROADBAND INC. a Delaware corporation ("Assignee"). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Spectrum Acquisition Agreement (as defined below).

WHEREAS, Assignor and Assignee have entered into a Spectrum Acquisition Agreement (the "Agreement"), dated as of October 13, 2005 pursuant to which Assignor agreed to convey to Assignee, and Assignee agreed to acquire, the Licenses and the Lease, as such terms are defined in the Agreement;

WHEREAS, Assignor and Assignee have filed an application with the FCC requesting the assignment of the Licenses to Assignee; and

WHEREAS, the FCC has granted such application.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions, and agreements hereinafter set forth, the parties agree as follows:

1. Assignment. Pursuant to Section 2.2 of the Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, transfer, convey and deliver to Assignee, its successors and assigns forever, all right and interest of Assignor in and to each of the Licenses and the Lease, free and clear of all Liens.

2. Assumption. Pursuant to Section 2.2 of the Agreement, Assignee, intending to be legally bound, does assume from Assignor, all right and interest of Assignor in and to each of the Licenses and the Lease.

3. Terms of Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions of the Agreement, including the warranties, covenants, agreements, conditions and representations contained in the Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the Agreement.

4. Further Assurances. Assignor and Assignee each covenants and agrees, in connection with the Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Sections 1 and 2 hereof.

5. Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.

ASSIGNEE: NEXTWAVE BROADBAND INC.

By: [signature]

Name: George Alex

Title: CFO

ASSIGNOR: BAL-RIVGAM, LLC

By: [signature]

Name: James T. Balitsos

Title: CEO

EXHIBIT D

FCC OPINION

see attached

[LATHAM & WATKINS LLP LETTERHEAD]

[CLOSING DATE]

[NEXTWAVE ADDRESS]

Re: *Spectrum Acquisition Agreement Between Nextwave Broadband Inc., a Delaware corporation ("Buyer"), and BAL-RIVGAM, LLC, a Delaware limited liability company ("Seller"), Dated as of October 13, 2005 (the "Agreement")*

Ladies and Gentlemen:

We have acted as special federal communications counsel to Sellers in connection with the sale of spectrum licenses described in the Agreement. This letter is furnished pursuant to Section 3.2(a) of the Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge, (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the Agreement.

With respect to factual matters, with your consent we have relied only upon the foregoing and (i) the actual knowledge of those attorneys in this firm who have rendered substantive legal services in connection with the Agreement, (ii) an examination of the Federal Communications Commission ("FCC") Universal Licensing System database on ____________, (iii) an FCC Public Notice dated March 30, 2005, (iv) an inquiry on ____________ to the Investigations and Hearing Division of the FCC's Enforcement Bureau with respect to the existence of formal complaints, notices of apparent liability, hearings, investigations, petitions, and other proceedings against Seller or involving the FCC Licenses, and (v) certain authoritative but non-binding communications from the staff of the FCC (items (ii), (iii), (iv) and (v), the "FCC Records"). We have not independently verified such factual matters. We have also assumed the accuracy, completeness and authenticity of the FCC Records. We have not examined the records of any governmental agency other than the FCC Records.

Whenever a statement herein is qualified by "to the best of our knowledge" or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the transfer of FCC licenses and authorizations pursuant to the Purchase Agreement do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

We are opining herein as to the effect on the subject transaction only of the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and published policies of the FCC promulgated or established thereunder (collectively, the "Communications Laws"). We express no opinion with respect to the

applicability thereto, or the effect thereon, of any other federal law or agency, of the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Seller holds the FCC licenses specified on Exhibit A to the Agreement (the "FCC Licenses"). The FCC Licenses are in full force and effect. The FCC Licenses are not subject to any conditions outside the ordinary course.

2. Except as otherwise disclosed in the Agreement and except for matters affecting the wireless communications services industry generally, there are no proceedings, complaints or investigations pending or, to the best of our knowledge, threatened under the Communications Laws against Seller by or before the FCC that seek the revocation, non-renewal, or any material adverse modification of the FCC Licenses. There is no unsatisfied adverse FCC order, decree or ruling outstanding against Seller or any of the FCC Licenses.

3. The execution and delivery of the Agreement by Seller and the consummation of the purchase and sale of the FCC Licenses pursuant to the Agreement on the date hereof does not violate the Communications Laws.

4. On March 23, 2005, the FCC approved the lease of the spectrum covered by the spectrum lease agreement entered into between Seller, as lessor, and Troy City Internet Exchange, Inc. d/b/a MegaBroadband, as lessee, dated as of December 4, 2004.

5. The FCC has granted its consent to the assignment of the FCC Licenses from Seller to Buyer without the imposition of conditions outside the ordinary course. The FCC Consent is in full force and effect. The time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of the FCC's consent has expired and no petition for such reconsideration or review was timely filed with the FCC or the appropriate court. The time within which the FCC may review the consent on its own motion has expired and the FCC has not undertaken such review. Such consent constitutes all necessary consents, approvals and authorizations required under the Communications Act for the assignment of the FCC Licenses to Buyer.

This letter is furnished only to you and is solely for your benefit in connection with the transaction referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Very truly yours,

EXHIBIT E

SELLER'S CERTIFICATE

Pursuant to Section 6.2(c) of the Spectrum Acquisition Agreement, dated as of October 13, 2005, (the "Agreement), by and between BAL-RIVGAM, LLC ("Seller") and NEXTWAVE BROADBAND INC., a Delaware Corporation ("Buyer"), the undersigned hereby certifies that he is duly authorized to execute and deliver this Certificate on behalf of Seller, and further certifies as follows:

(a) the representations and warranties of Seller contained in the Agreement are true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which are true and correct), in each case when made and at and as of the date hereof (except for representations and warranties made as of a specified date, which are true and correct as of such date) with the same force and effect as though made at and as of such time; and

(b) Seller has duly performed in all material respects all agreements required to be performed by Seller prior to or as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

BAL-RIVGAM, LLC

Date:_________ ___, _______

____
Name:
Title:

EXHIBIT F

NEXTWAVE BROADBAND INC.
CERTIFICATE

Pursuant to Section 6.3(c) of the Spectrum Acquisition Agreement, dated as of October 13, 2005, (the "Agreement) between BAL\RIVGAM L.L.C., a Delaware LLC and NEXTWAVE BROADBAND INC., a Delaware corporation ("Buyer"), the undersigned hereby certifies that he is duly authorized to execute and deliver this Certificate on behalf of Buyer, and further certifies as follows:

(a) the representations and warranties of Buyer contained in the Agreement are true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which are true and correct), in each case when made and as of the date hereof (except for representations and warranties made as of a specified date, which are true and correct as of such date) with the same force and effect as though made at and as of such time; and

(b) Buyer has duly performed in all material respects all agreements required to be performed by Buyer prior to or as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

NEXTWAVE BROADBAND INC.

Date: ________ ___, ______ ________________________

Name:
Title:

EXHIBIT G

FORM OF INDEMNIFICATION ESCROW AGREEMENT

see attached

INDEMNIFICATION ESCROW AGREEMENT

This Indemnification Escrow Agreement ("Agreement") is entered into this ___ day of ___________, 2005, by and among Bal-Rivgam, LLC, a Delaware limited liability company ("Seller") and NextWave Broadband Inc., a Delaware corporation ("Buyer") and M&T Bank, as Escrow agent ("Escrow Agent").

Seller and Buyer have entered into a Spectrum Acquisition Agreement dated October 13, 2005 (the "Transaction Agreement") for the sale of certain assets, including but not limited to certain licenses issued by the Federal Communications Commission, by Seller to Buyer (the "Transaction"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Transaction Agreement.

Pursuant to the Transaction Agreement, Buyer is required to deposit TWENTY ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($21,900,000.00) in Escrow at the Closing. Buyer and Seller desire that Escrow Agent hold these funds as provided in this Agreement.

Accordingly, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Receipt of Escrow Deposit. Escrow Agent shall issue to Buyer and Seller a written notice of receipt immediately upon receiving the deposit of $21,900,000.00 (the "Escrow Deposit") from Buyer.

2. Investment of Escrow Deposit. The Escrow Deposit shall be invested by Escrow Agent in interest-bearing bank accounts or certificates of deposit of federally-insured financial institutions or in treasury bills or such other investments as may be directed by Buyer. All interest earned on the Escrow Deposit shall be paid monthly to Seller or as set forth in joint written instructions executed by Seller and Buyer and delivered to Escrow Agent as provided in paragraph 6, below.

3. Release of Escrow Deposit. During the term hereof, from time to time, Escrow Agent shall release all or a portion the Escrow Deposit only pursuant to (a) joint written instructions executed by Seller and Buyer and delivered to Escrow Agent as provided in paragraph 6, below; or (b) a final order of a court of competent jurisdiction. Joint instructions to the Escrow Agent can be signed by Seller and Buyer and delivered to Escrow Agent in counterparts, which together shall constitute one document. Escrow Agent shall release all or any portion of the Escrow Deposit in accordance with the above written instructions or final order within two (2) business days of its receipt thereof. An order shall be deemed "final" when, by a lapse of time or otherwise, it is no longer subject to administrative or judicial reconsideration or review. Escrow Agent shall be authorized to act on any document reasonably believed to be genuine and to be signed by the proper party or parties, and will incur no liability in so acting. In the event of any formal dispute in connection with the Escrow Deposit, Escrow Agent may act as stake-holder and deposit the funds in dispute with the registry of the court having jurisdiction over the dispute. For purposes of this paragraph, "formal dispute" shall mean formal judicial proceedings to determine rightful ownership of the Escrow Deposit.

4. Indemnity. Seller and Buyer agree to indemnify and hold Escrow Agent harmless against any loss, claim, damage, liability, or expense incurred in connection with any action, suit, proceeding, claim or alleged liability arising from this Agreement; provided, however, that Escrow Agent shall not be so indemnified or held harmless for its negligence or acts in bad faith by it or any of its agents or employees, nor for its breach of this Agreement.

5. Expenses. All expenses incurred by Escrow Agent in the administration of this Agreement, including reasonable legal costs incurred by Escrow Agent, shall be shared equally by Seller and Buyer. Any expenses incurred by Seller or Buyer in connection with this Agreement shall be borne by the parties incurring the expenses. If there arises a dispute concerning a party's entitlement to some or all of the Escrow Deposit, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

6. Notices. All notices and other communications required or permitted pursuant to this Escrow Agreement shall be in writing and be deemed to have been duly given and delivered if mailed by certified mail, return receipt requested, postage prepaid, or if transmitted by facsimile and the sender receives confirmation of receipt from the intended recipient, as follows:

If to Seller:

Bal-Rivgam LLC
941 Danbury Rd.
Wilton, Ct 06897
Attn: Chief Executive Officer

with a copy (which shall not itself constitute notice), to:

Latham & Watkins LLP
Suite 1000
555 Eleventh Street, NW
Washington, DC 20004
Attn: James H. Barker

If to Buyer:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Chief Operations Officer

with copies (which shall not themselves constitute notice), to:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Legal Department

and

Jennifer L. Richter
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037

If to Escrow Agent:

____
____
____
Attention: ____________________

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to Escrow Agent shall also be sent to the other parties to this Agreement.

7. Duties of Escrow Agent. The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth herein.

8. Assignment. Buyer and Seller may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Transaction Agreement.

9. Miscellaneous. This Agreement, and with respect to Buyer and Seller, the Transaction Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Deposit. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

NEXTWAVE BROADBAND INC.

By: George Alex
Name: George Alex
Title: CFO

BAL-RIVGAM, LLC

By: James T. Balitsos
Name: James T. Balitsos
Title: CEO

M&T BANK

By: ______________________
Name:
Title:

EXHIBIT H

FORM OF DEPOSIT ESCROW AGREEMENT

see attached

DEPOSIT ESCROW AGREEMENT

This Deposit Escrow Agreement ("Agreement") is entered into this ___ day of October, 2005, by and among Bal-Rivgam, LLC, a Delaware limited liability company ("Seller") and NextWave Broadband Inc., a Delaware corporation ("Buyer") and M&T Bank, as Escrow agent ("Escrow Agent").

WHEREAS, on October 13, 2005, Seller and Buyer have entered into a Spectrum Acquisition Agreement (the "Transaction Agreement") related to the sale of certain assets, including but not limited to certain licenses issued by the Federal Communications Commission, by Seller to Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Transaction Agreement.

WHEREAS pursuant to the Transaction Agreement, Buyer is required to deposit FOUR MILLION DOLLARS ($4,000,000.00) in Escrow on the date of the filing of the Assignment Applications with the FCC. Buyer and Seller desire that Escrow Agent hold these funds as provided in this Agreement.

Accordingly, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Receipt of Escrow Deposit. Escrow Agent shall issue to Buyer and Seller a written notice of receipt immediately upon receiving the deposit of $4,000,000.00 (the "Escrow Deposit") from Buyer.

2. Investment of Escrow Deposit. The Escrow Deposit shall be invested by Escrow Agent in interest-bearing bank accounts or certificates of deposit of federally-insured financial institutions or in treasury bills or such other investments as may be directed by Seller. All interest earned on the Escrow Deposit shall become a part of the Escrow Deposit.

3. Release of Escrow Deposit. Escrow Agent shall release the Escrow Deposit only pursuant to (a) joint written instructions executed by Seller and Buyer and delivered to Escrow Agent as provided in paragraph 6, below; or (b) a final order of a court of competent jurisdiction. Joint instructions to the Escrow Agent can be signed by Seller and Buyer and delivered to Escrow Agent in counterparts, which together shall constitute one document. Escrow Agent shall release all or any portion of the Escrow Deposit in accordance with the above written instructions or final order within two (2) business days of its receipt thereof. An order shall be deemed "final" when, by a lapse of time or otherwise, it is no longer subject to administrative or judicial reconsideration or review. Escrow Agent shall be authorized to act on any document reasonably believed to be genuine and to be signed by the proper party or parties, and will incur no liability in so acting. In the event of any formal dispute in connection with the Escrow Deposit, Escrow Agent may act as stake-holder and deposit the funds in dispute with the registry of the court having jurisdiction over the dispute.

4. Indemnity. Seller and Buyer agree to indemnify and hold Escrow Agent harmless against any loss, claim, damage, liability, or expense incurred in connection with any action, suit, proceeding, claim or alleged liability arising from this Agreement; provided,

however, that Escrow Agent shall not be so indemnified or held harmless for its negligence or acts in bad faith by it or any of its agents or employees, nor for its breach of this Agreement.

5. Expenses. All expenses incurred by Escrow Agent in the administration of this Agreement, including reasonable legal costs incurred by Escrow Agent, shall be shared equally by Seller and Buyer. Any expenses incurred by Seller or Buyer in connection with this Agreement shall be borne by the parties incurring the expenses. If there arises a dispute concerning a party's entitlement to some or all of the Escrow Deposit, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

6. Notices. All notices and other communications required or permitted pursuant to this Escrow Agreement shall be in writing and be deemed to have been duly given and delivered if mailed by certified mail, return receipt requested, postage prepaid, or if transmitted by facsimile and the sender receives confirmation of receipt from the intended recipient, as follows:

If to Seller:

Bal-Rivgam LLC
941 Danbury Rd.
Wilton, Ct 06897
Attn: Chief Executive Officer

with a copy (which shall not itself constitute notice), to:

Latham & Watkins LLP
Suite 1000
555 Eleventh Street, NW
Washington, DC 20004
Attn: James H. Barker

If to Buyer:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Chief Operations Officer

with copies (which shall not themselves constitute notice), to:

NextWave Broadband Inc.
11500 S. Eastern Avenue, Suite 150
Henderson, NV 89052
Attn: Legal Department

and

Jennifer L. Richter
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037

If to Escrow Agent:

____
____
____
Attention:

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to Escrow Agent shall also be sent to the other parties to this Agreement.

7. Duties of Escrow Agent. The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth herein.

8. Assignment Buyer and Seller may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Transaction Agreement.

9. Miscellaneous. This Agreement, and with respect to Buyer and Seller, the Transaction Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Deposit. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

NEXTWAVE BROADBAND INC.

By: ______________________
Name: George Alex
Title: CFO

BAL-RIVGAM, LLC

By: ______________________
Name: James T. Batsos
Title: CEO

M&T BANK

By: ______________________
Name:
Title:

DC\799104.3

SCHEDULE 4.1(F)

LITIGATION

Taylor Litigation

On January 11, 2002, the United States District Court for the District of Columbia entered an order unsealing a complaint for violations of the federal False Claims Act, styled *United States ex rel. R.C.Taylor III v. Mario Gabelli*, et al., Civil Action No. 01-022, which has been served upon the defendants. The Complaint alleges that defendants Mario Gabelli, GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Group Capital Partners, Inc., and various other entities and individuals, including BAL-RIVGAM, LLC, acting in conspiracy with one another, knowingly deceived the Federal Communications Commission ("FCC") in order to (a) participate in restricted-eligibility auctions, and (b) to obtain valuable discounts on telecommunications licenses. In particular, the Complaint alleges that defendants conspired to create numerous sham companies, which are also named as defendants, that purported to qualify as "small" and "very small" businesses that were entitled to receive discounts between 25 percent and 45 percent of the licenses' true value. The Complaint alleges that contrary to the individual applicants' representations to the FCC, Mr. Gabelli and various other entities affiliated with Mr. Gabelli were in fact the controlling persons of the applicants under then-applicable FCC rules and precedent.

The case subsequently was transferred to the Southern District of New York, and is still pending in that court. The defendants have initiated a vigorous defense.

SCHEDULE 4.2(A)

OUTSTANDING INDEBTEDNESS

Loan Agreement

The Seller is party to a Loan Agreement pursuant to which it granted Rivgam Communicators, L.L.C., the lender under the Loan Agreement, a security interest in all of Seller's assets, including, to the extent permitted by law, the Licenses.